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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITOR'S CONSENT

   We consent to the incorporation by reference in this Registration Statement of Imperial Sugar Company ("Imperial") on Form S-8 of our report dated December 31, 2002, appearing in the Annual Report on Form 10-K of Imperial for the year ended September 30, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the application of fresh start accounting in accordance with AICPA's Statement of Position 90-7 "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code" and the lack of comparability of financial information between reporting periods). We also consent to the reference to us under the heading "Experts" in the paragraph immediately preceding Item 8 of this Registration Statement.

/s/  Deloitte & Touche LLP

Houston, Texas
May 12, 2003